EXHIBIT 10-3

AMENDED AND RESTATED
COMPETITIVE ADVANCE AND REVOLVING CREDIT AGREEMENT
among
GANNETT CO., INC.,
The Several Lenders
from Time to Time Parties Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
BARCLAYS BANK PLC, MIZUHO BANK, LTD., SUNTRUST BANK, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and U.S. BANK, NATIONAL ASSOCIATION
as Documentation Agents
and
JPMORGAN CHASE BANK, N.A. and CITIBANK, N.A.
as Syndication Agents
Dated as of December 13, 2004 and effective as of January 5, 2005, as amended and restated as of August 5, 2013

J.P. MORGAN SECURITIES LLC and CITIGROUP GLOBAL MARKETS INC.
as Joint Lead Arrangers and Joint Bookrunners

SCHEDULES
1.1    Commitments

EXHIBITS
A    [Reserved]
B    Form of Assignment and Acceptance
C-1    Form of Competitive Bid Request
C-2    Form of Invitation for Competitive Bids
C-3    Form of Competitive Bid
C-4    Form of Competitive Bid Accept/Reject Letter
D-1    Form of New Lender Supplement
D-2    Form of Incremental Facility Activation Notice
E    Form of Exemption Certificate
F    [Reserved]
G    Form of Compliance Certificate

5

COMPETITIVE ADVANCE AND REVOLVING CREDIT AGREEMENT, dated as of December 13, 2004 and effective as of January 5, 2005, as amended by the Amendments (as defined below) and as amended and restated as of August 5, 2013, among GANNETT CO., INC., a Delaware corporation (“Gannett”), the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders hereunder (in such capacity, together with its successors, the “Administrative Agent”) and JPMORGAN CHASE BANK, N.A. and CITIBANK, N.A., as syndication agents (the “Syndication Agents”).

WHEREAS, Gannett is a party to each of the Existing Credit Agreements (as defined below); and

WHEREAS, the parties to each of the Existing Credit Agreements have agreed to amend and restate the Existing Credit Agreements in their entirety pursuant to the Amendment and Restatement (as defined below) in the form of this Agreement;

NOW, THEREFORE, the parties agree that each Existing Credit Agreement is hereby amended and restated pursuant to the Amendment and Restatement to read in its entirety as follows:
ARTICLE I

Definitions
Section 1.1    Defined Terms. The following words and terms shall have the following meanings in this Agreement:
“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate on such (or, if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1.0%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, the ABR shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.
“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
“Acquisition Agreement”: the Agreement and Plan of Merger, dated as of June 12, 2013, by and among Belo Corp., Gannett and Delta Acquisition Corp.

“Acquisition Date”: the date which is on or prior to December 27, 2013 or, to the extent the Outside Date (as defined in the Acquisition Agreement) is extended pursuant to the Acquisition Agreement (as in effect on the Amendment and Restatement Effective Date), June 27, 2014, upon which Gannett consummates the acquisition of Belo Corp. pursuant to the Acquisition Documentation which such Acquisition Documentation shall not have been amended, supplemented or otherwise modified (pursuant to a waiver or otherwise) except in accordance with Section 6.7.
“Acquisition Documentation”: collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.
“Adjustment Date”: as defined in the Applicable Margin.
“Aggregate Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans and Letters of Credit then outstanding constitutes of the aggregate principal amount of the Loans and Letters of Credit then outstanding).
“Agreement”: this Competitive Advance and Revolving Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Amendments”: the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment and Waiver.
“Amendment and Restatement”: the Amendment and Restatement Agreement to this Agreement, dated as of August 5, 2013 among Gannett, the Lenders, the Administrative Agent and the Issuing Lender.
“Amendment and Restatement Effective Date”: the date on which the conditions precedent set forth in Section 6 of the Amendment and Restatement shall have been satisfied or waived.

“Applicable Margin”: (a) for each Type of Loan other than Incremental Loans and with respect to the Commitment Fee Rate, the appropriate rate per annum set forth in the table below:

	Applicable Margin (payable pursuant to Section 2.9) for:		Commitment Fee Rate (payable pursuant to Section 2.10(b))
Total Leverage Ratio	ABR Loans	Eurodollar Loans
>3.00 to 1.00	150.0 Basis Points	250.0 Basis Points	50.0 Basis Points
≤ 3.00 to 1.00 and > 2.00 to 1.00	125.0 Basis Points	225.0 Basis Points	45.0 Basis Points
≤ 2.00 to 1.00 and > 1.00 to 1.00	100.0 Basis Points	200.0 Basis Points	40.0 Basis Points
≤ 1.00 to 1.00	75.0 Basis Points	175.0 Basis Points	37.5 Basis Points

The Applicable Margin on the Amendment and Restatement Effective Date shall be 100.0 Basis Points for ABR Loans and 200.0 Basis Points for Eurodollar Loans.

(b) for Incremental Loans, such per annum rates as shall be agreed to by Gannett and the applicable Incremental Facility Lenders as shown in the applicable Incremental Facility Activation Notice.
For the purposes of the foregoing, on and after the Amendment and Restatement Effective Date, changes in the Applicable Margin resulting from changes in the Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is five Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 5.1(a) or (b) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.1(a) or (b), then, until the date that is five Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Margin grid above shall apply. Each determination of the Total Leverage Ratio pursuant to the Applicable Margin grid above shall be made in a manner consistent with the determination thereof pursuant to Section 6.3.
“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.
“Assignee”: as defined in Section 9.6(c).
“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit B.
“Basis Point”: 1/100th of one percent.
“Board”: the Board of Governors of the Federal Reserve System, or any successor thereto.

“Borrowing”: a group of Loans of a single Type made by the Lenders (or, in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to Section 2.3) on a single date and as to which a single Interest Period is in effect or, where applicable, the issuance of a Letter of Credit.
“Borrowing Date”: any Business Day specified by Gannett as a date on which Gannett requests the relevant Lenders to make Loans hereunder.
“Broadcasting Assets”: the property of Gannett and its Subsidiaries the income and revenues of which are reported under the “Broadcasting Segment” of the financial statements of Gannett and its Subsidiaries mostly recently delivered pursuant to Section 5.1(a) or (b).
“Business Day”: each Monday, Tuesday, Wednesday, Thursday and Friday which is not a legal holiday for banks in the State of New York; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Commitment”: as to any Lender, the sum of its Five-Year Commitment, its Term Commitment and commitment under the Incremental Facility, if any.
“Commitment Fee Rate”: an amount determined from the table set forth in the definition of Applicable Margin.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Competitive Bid”: an offer by a Lender to make a Competitive Loan pursuant to Section 2.3.
“Competitive Bid Accept/Reject Letter”: a notification made by Gannett pursuant to Section 2.3(f) in the form of Exhibit C-4.
“Competitive Bid Rate”: as to any Competitive Bid made by a Lender pursuant to Section 2.3, (i) in the case of a Eurodollar Competitive Loan, the Eurodollar Rate plus (or minus) the Margin, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

“Competitive Bid Request”: a request made pursuant to Section 2.3(b) in the form of Exhibit C-1.
“Competitive Borrowing”: a Borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted by Gannett under the bidding procedure described in Section 2.3.
“Competitive Loan”: a Loan (which shall be a Eurodollar Competitive Loan or a Fixed Rate Loan) made by a Lender pursuant to the bidding procedure described in Section 2.3.
“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans hereunder otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and Gannett; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.14, 2.15, 2.16 or 9.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment hereunder.
“Consolidated EBITDA”: for any Test Period, Consolidated Net Income for such Test Period:
plus without duplication and to the extent already deducted (and not added back) in determining Consolidated Net Income for such Test Period, the sum of (a) Consolidated Interest Expense, (b) provisions for federal, state, local and foreign taxes based on income or gains, (c) total depreciation expense, (d) total amortization expense, including, without limitation, amortization of intangibles and Indebtedness issuance costs, (e) earn-out payments pursuant to any acquisitions or investments, (f) any loss (or minus any gain) from early extinguishments of any hedge agreement and (g) all other non-cash charges, expenses and other items including, without limitation, restructuring costs, severance costs, facility closures, stock-based compensation expense, non-cash charges arising from impairments and write-offs of assets (including investments) and foreign currency translation losses pertaining to intercompany activity; provided that if any such non-cash charges are reflected in Consolidated EBITDA and represent an accrual of or reserve for potential cash expenditures in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA for the period in which such payment is made;
minus, without duplication and to the extent already included in determining Consolidated Net Income for such Test Period, non-cash gains increasing Consolidated Net Income for such Test Period, excluding any non-cash gains to the extent they represent the reversal of an accrual of or reserve for potential cash items that reduced Consolidated EBITDA in any prior period.

Notwithstanding the foregoing, there shall be excluded from the calculation of Consolidated EBITDA: (i) any extraordinary, unusual or non-recurring gains or losses; (ii) any cumulative effect of changes in accounting principles or policies and (iii) the Consolidated Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated EBITDA shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to Gannett or a Subsidiary thereof.
For the purposes of calculating Consolidated EBITDA for any Test Period (i) if at any time during such Test Period, Gannett or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Test Period and (ii) if during such Test Period Gannett or any Subsidiary shall have made a Material Acquisition or Material Investment, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto in accordance with Article 11 of Regulation S-X of the Securities and Exchange Commission, other than with reference to those portions thereof relating to whether the transaction would be considered significant, as if such Material Acquisition or Material Investment occurred on the first day of such Test Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the voting equity securities of a Person and (b) involves the payment of consideration (including the assumption by Gannett or its Subsidiaries of Indebtedness of the seller) by Gannett and its Subsidiaries in excess of $50,000,000; “Material Investment” means any purchase of voting equity securities of a Person which involves the payment of consideration by Gannett and its Subsidiaries (including contributions of assets) in excess of $50,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the voting equity securities of a Subsidiary of Gannett and (b) yields gross proceeds (including the discharge by the purchaser of Indebtedness of Gannett or its Subsidiaries) to Gannett or any of its Subsidiaries in excess of $50,000,000. Notwithstanding the foregoing, the parties understand and agree that Gannett’s acquisition on September 2, 2008 of a controlling membership interest in CareerBuilder, LLC shall constitute a Material Acquisition for the purposes of this Agreement.
“Consolidated Interest Expense”: with respect to all outstanding Indebtedness of a Person and its Subsidiaries for any period, the total interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Income”: for any period, with respect to a Person and its Subsidiaries, the consolidated net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Assets”: for any period, with respect to Gannett and its Domestic Subsidiaries, all property, plant and equipment, inventories and trade receivables of Gannett and its Domestic Subsidiaries on a consolidated basis in accordance with GAAP.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Credit Status”: any of Credit Status 1, Credit Status 2, Credit Status 3, Credit Status 4 or Credit Status 5. In determining whether Credit Status 1, Credit Status 2, Credit Status 3, Credit Status 4 or Credit Status 5 shall apply in any circumstance, if the applicable ratings by S&P and Moody’s differ, the higher of the two ratings will be determinative, unless the applicable ratings by S&P and Moody’s are more than one level apart, in which case the Credit Status one level above the lower rating will be determinative. In the event that Gannett’s senior unsecured long-term debt is rated by only one of S&P and Moody’s, then that single rating shall be determinative.
“Credit Status 1” shall exist upon the occurrence of the higher of a rating by S&P of Gannett’s senior unsecured long-term debt of at least A- or a rating by Moody’s of Gannett’s senior unsecured long-term debt of at least A3.
“Credit Status 2” shall exist upon the occurrence of the higher of a rating by S&P of Gannett’s senior unsecured long-term debt of at least BBB+ but lower than A- or a rating by Moody’s of Gannett’s senior unsecured long-term debt of at least Baa1 but lower than A3.
“Credit Status 3” shall exist upon the occurrence of the higher of a rating by S&P of Gannett’s senior unsecured long-term debt of at least BBB but lower than BBB+ or a rating by Moody’s of Gannett’s senior unsecured long-term debt of at least Baa2 but lower than Baa1.
“Credit Status 4” shall exist upon the occurrence of the higher of a rating by S&P of Gannett’s senior unsecured long-term debt of at least BBB- but lower than BBB or a rating by Moody’s of Gannett’s senior unsecured long-term debt of at least Baa3 but lower than Baa2.
“Credit Status 5” shall exist upon the occurrence of the higher of a rating by S&P of Gannett’s senior unsecured long-term debt of lower than BBB- or a rating by Moody’s of Gannett’s senior unsecured long-term debt of lower than Baa3.
“Default”: any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.“
Defaulting Lender”: any Lender, as reasonably determined by the Administrative Agent, that has (1) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit, within three Business Days of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute between Gannett and such Lender, (1) notified Gannett, the Administrative Agent, the Issuing Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (1) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute between Gannett and such Lender) and participations in then outstanding Letters of Credit; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (1) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute), or (1) (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of any Lender referred to in this clause (e), Gannett, the Administrative Agent and the Issuing Lender shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or its parent by a Governmental Authority.
“Dollars” and “$”: dollars in lawful currency of the United States of America.
“Domestic Subsidiary”: any wholly-owned Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.
“Environmental Laws”: any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.
“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
“Eurodollar Base Rate”: with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period; provided, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Eurodollar Base Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.
“Eurodollar Borrowing”: a Borrowing comprised of Eurodollar Loans.
“Eurodollar Competitive Loan”: any Competitive Loan bearing interest at a rate determined by reference to the Eurodollar Rate.
“Eurodollar Loan”: any Eurodollar Competitive Loan, Eurodollar Revolving Credit Loan or Eurodollar Term Loan.
“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
______Eurodollar Base Rate_______
1.00 - Eurocurrency Reserve Requirements
“Eurodollar Revolving Credit Loan”: any Five-Year Loan bearing interest at a rate determined by reference to the Eurodollar Rate.
“Eurodollar Term Loan”: any Term Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Event of Default”: any of the Events of Default specified in Section 7.1 of this Agreement.
“Excluded Swap Obligation”: any Swap Obligation if, and to the extent that, all or a portion of the guarantee of any Loan Party of, or the grant by such Loan Party of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order thereunder (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation.
“Existing Credit Agreements”: this Agreement, the 2002 Credit Agreement and the 2004 Credit Agreement, in each case, as in effect immediately prior to the Amendment and Restatement Effective Date.
“Existing Letters of Credit”: each letter of credit previously issued pursuant to the Existing Credit Agreements that is outstanding on the Amendment and Restatement Effective Date.
“Extended Termination Date”: September 30, 2014 (or such earlier date on which the Five-Year Commitments terminate in accordance with the provisions hereof).
“Facility”: each of the Five-Year Facility, the Term Facility and the Incremental Facility.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day of such rates on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Fee Payment Date”: (a) the first Business Day following the last day of each March, June, September and December and (b) the Five-Year Termination Date, the Extended Termination Date or the 2018 Extended Termination Date, as applicable.

“Fifth Amendment and Waiver”: the Fifth Amendment and Waiver to the Agreement, dated as of September 30, 2010, among Gannett, the Lenders and the Administrative Agent.
“Fifth Amendment and Waiver Effective Date”: the date on which the conditions precedent set forth in Section 3 of the Fifth Amendment and Waiver shall have been satisfied or waived.
“First Amendment”: means the First Amendment to the Agreement dated as of March 15, 2007, among Gannett, the Lenders and the Administrative Agent.
“First Amendment Effective Date”: means the date on which the conditions precedent set forth in paragraph 9(b) of the First Amendment shall have been satisfied or waived.
“Five-Year Available Commitment”: as to any Five-Year Lender at any time, the excess, if any, of (a) such Five-Year Lender’s Five-Year Commitment then in effect over (b) such Five-Year Lender’s Five-Year Extensions of Credit then outstanding.
“Five-Year Commitment”: as to any Lender, the obligation of such Lender, if any, to make Five-Year Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Five-Year Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Acceptance, 2018 Master Assignment Agreement or New Lender Supplement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.
“Five-Year Commitment Percentage”: as to any Five-Year Lender at any time, the percentage which such Five-Year Lender’s Five-Year Commitment then constitutes of the aggregate Five-Year Commitments (or, at any time after the Five-Year Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Five-Year Lender’s Five-Year Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Five-Year Extensions of Credit then outstanding).
“Five-Year Commitment Period”: the period from and including the First Amendment Effective Date to the Extended Termination Date, and as the same may be extended to the 2018 Extended Termination Date pursuant to the Amendment and Restatement.
“Five-Year Competitive Loans”: Competitive Loans made under the Five-Year Facility.
“Five-Year Extensions of Credit”: as to any Five-Year Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Five-Year Loans held by such Five-Year Lender then outstanding and (b) such Five-Year Lender’s Five-Year Commitment Percentage of the L/C Obligations then outstanding.
“Five-Year Facility”: the Five-Year Commitments and the Five-Year Extensions of Credit made thereunder.

“Five-Year Lender”: each Lender that has a Five-Year Commitment or that holds Five-Year Loans.
“Five-Year Loans”: as defined in Section 2.1(b).
“Five-Year Termination Date”: March 15, 2012.
“Fixed Rate Borrowing”: a Borrowing comprised of Fixed Rate Loans.
“Fixed Rate Loan”: any Competitive Loan bearing interest at a fixed percentage rate per annum specified by the Lender making such Loan in its Competitive Bid.
“Fourth Amendment”: the Fourth Amendment to the Agreement dated as of August 25, 2010, among Gannett, the Lenders and the Administrative Agent.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.2. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a material change in the method of calculation of financial covenants, standards or terms in this Agreement, then Gannett and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Gannett’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Gannett, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.
“Guarantee”: a guarantee or similar contingent payment obligation, direct or indirect, in any manner, of all or any part of any Indebtedness; provided, that “Guarantee” shall not include (a) any endorsement of negotiable instruments for collection or deposit in the ordinary course of business or (b) any liability of Gannett or its Subsidiaries as a general partner of a partnership (other than a wholly-owned Subsidiary of Gannett) in respect of the Indebtedness of such partnership.

“Guarantee Agreement”: an agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which each Material Domestic Subsidiary party thereto unconditionally guarantees all Obligations.
“Guarantor”: each Subsidiary that enters into a Guarantee Agreement.
“Incremental Facility Activation Notice”: a notice substantially in the form of Exhibit D-2 hereto.
“Incremental Facility”: as defined in Section 2.1(d).
“Incremental Facility Closing Date”: any Business Day designated as such in an Incremental Facility Activation Notice.
“Incremental Facility Commitment”: as to any Lender, the obligation of such Lender, if any, to make Incremental Loans in an aggregate principal amount not to exceed the amount set forth in the applicable Incremental Facility Activation Notice or in the Assignment and Acceptance or New Lender Supplement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.
“Incremental Facility Lenders”: (a) on any Incremental Facility Closing Date relating to Incremental Loans, the Lenders signatory to the relevant Incremental Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Loan.
“Incremental Facility Maturity Date”: with respect to the Incremental Loans, the maturity date specified in the applicable Incremental Facility Activation Notice, which date shall be a date that is at least 91 days after the 2018 Extended Termination Date.
“Incremental Loans”: as defined in Section 2.1(d).
“Indebtedness”: as to any Person at any date, without duplication, (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property and services (but excluding any (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation obligations incurred in the ordinary course of business and (iii) earn-out obligation until such earn-out obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (e) all capital lease obligations, (f) the liquidation value of all mandatorily redeemable preferred stock, (g) all guarantee obligations of the foregoing and (h) all obligations of any kind referenced in (a) through (g) above secured by any lien on property owned by such Person or any of its Subsidiaries, whether or not such Person or any of its Subsidiaries has assumed or become liable for the payment of such obligation; provided, however, that “Indebtedness” does not include (w) prior to the Acquisition Date, obligations evidenced by notes incurred to finance the Acquisition the net proceeds of which are held in escrow on customary terms pending the consummation of the Acquisition in accordance with the terms of the Acquisition Agreement (as the same may be amended or waived in compliance with Section 6.7), (x) letters of credit, except to the extent of unreimbursed amounts owing in respect of drawings thereunder, (y) net obligations under swap agreements, or (z) any liability of such Person as a general partner of a partnership (other than a wholly-owned Subsidiary of such Person) in respect of the Indebtedness of such partnership, except to the extent that such liability appears as indebtedness on the balance sheet of Gannett; provided, further, that for purposes of this definition, no effect shall be given to changes to GAAP which become effective after the Amendment and Restatement Effective Date and may have the effect of converting certain operating leases into capital leases.
“Interest Payment Date”: (a) as to any ABR Loan, the first Business Day following the last day of each March, June, September and December to occur while such Loan is outstanding and on the date such Loan is paid in full, (b) as to any Eurodollar Loan or Fixed Rate Loan, the last day of the Interest Period applicable thereto and (c) as to any Eurodollar Loan or Fixed Rate Loan having an Interest Period longer than three months or 90 days, as the case may be, each day which is three months or 90 days, respectively, after the first day of the Interest Period applicable thereto; provided that, in addition to the foregoing, each of (x) the date upon which both the Commitments have been terminated and the Loans have been paid in full and (y) the applicable Termination Date with respect to a Revolving Loan shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued hereunder.
“Interest Period”: (a) with respect to any Eurodollar Loan:

(i)
initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or if available to all the Lenders (or, in the case of Eurodollar Competitive Loans, the Lender making such Loans) twelve) months thereafter, as selected by Gannett in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii)
thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or if available to all the Lenders (or, in the case of Eurodollar Competitive Loans, the Lender making such Loans) twelve) months thereafter, as selected by Gannett by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; and

(b)
with respect to any Fixed Rate Loan, the period commencing on the Borrowing Date with respect to such Fixed Rate Loan and ending such number of days thereafter (which shall be not less than seven days or more than 360 days after the date of such borrowing) as selected by Gannett in its Competitive Bid Request given with respect thereto.

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)
if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of an Interest Period pertaining to a Eurodollar Loan, the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and

(B)
any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Invitation for Competitive Bids”: an invitation made by Gannett pursuant to Section 2.3(c) in the form of Exhibit C-2.
“IRS”: the United States Internal Revenue Service.
“Issuing Lender”: JP Morgan Chase Bank, N.A. and any other Five-Year Lender selected by Gannett and approved by the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.
“Joint Lead Arrangers”: J.P. Morgan Securities LLC and Citigroup Global Markets Inc.
“L/C Commitment”: $100,000,000.
“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.20(e).
“L/C Participants”: the collective reference to all the Five-Year Lenders other than the Issuing Lender.
“Lender Affiliate”: (a) any affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an affiliate of such Lender or investment advisor.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
“Letters of Credit”: as defined in Section 2.20(a).
“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Loan”: any loan made by any Lender pursuant to this Agreement.
“Loan Documents”: this Agreement, any Application, the Guarantee Agreement, the 2018 Master Assignment Agreement and all other written agreements whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to either the Administrative Agent or any Lender in connection with this Agreement or the Facilities contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Party”: Gannett and any of its Subsidiaries that are party to a Loan Document.
“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Five-Year Facility, prior to any termination of all of the Five-Year Commitments, the holders of more than 50% of the Five-Year Commitments then outstanding).
“Margin”: as to any Eurodollar Competitive Loan, the margin to be added to or subtracted from the Eurodollar Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.
“Material”: when used to describe an adverse effect or an event on Gannett or its Subsidiaries, shall mean a condition, event or act which, with the giving of notice or lapse of time or both, will constitute a Default or an Event of Default.
“Material Adverse Effect”: a Material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of Gannett and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or the Guarantee Agreement or the material rights or remedies of the Administrative Agent and the Lenders hereunder or thereunder.

“Material Domestic Subsidiary”: any Domestic Subsidiary (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 3% of the Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 3% of the consolidated gross revenues of Gannett and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that “Material Domestic Subsidiary” shall also include any of Gannett’s Subsidiaries selected by Gannett that is required to ensure that all Material Domestic Subsidiaries have in the aggregate (i) total assets at the last day of the most recent Test Period that were equal to or greater than 90% of the Total Assets of Gannett’s Domestic Subsidiaries at such date and (ii) gross revenues for such Test Period that were equal to or greater than 90% of the consolidated gross revenues of Gannett’s Domestic Subsidiaries for such period, in each case determined in accordance with GAAP.
“Moody’s”: Moody’s Investors Service, Inc. and its successors; provided, however, that if Moody’s ceases rating securities similar to the senior unsecured long-term debt of Gannett and its ratings and business with respect to such securities shall not have been transferred to any successor, then “Moody’s” shall mean any other nationally recognized rating agency (other than S&P) selected by Gannett and approved by the Administrative Agent (not to be unreasonably withheld or delayed) that rates any senior unsecured long-term debt of Gannett.
“Net Cash Proceeds”: in connection with any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts (including original issue discount, if any) and commissions and other customary fees and expenses actually incurred in connection therewith.
“Net Property, Plant and Equipment”: the amount under that heading on the consolidated balance sheet of Gannett and its Subsidiaries prepared in accordance with GAAP.
“New Lender”: as defined in Section 2.1(e).
“New Lender Supplement”: as defined in Section 2.1(e).
“Non-Consenting Lender”: as defined in Section 2.18(b).
“Non-Excluded Taxes”: as defined in Section 2.15(a).
“Non-U.S. Lender”: as defined in Section 2.15(d).
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and creation of Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, of Gannett, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of Gannett to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any Guarantee Agreement, the Letters of Credit or

any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by Gannett pursuant hereto) or otherwise. Notwithstanding the foregoing, “Obligations” shall not include any Excluded Swap Obligations of any applicable Loan Party.
“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Pari Passu Indebtedness”: any Indebtedness existing under the 2014 Notes, 2015 Notes, 2016 Notes, 2017 Notes and 2018 Notes, and any refinancing, refunding, renewals or extensions of any of the foregoing.
“Participant”: as defined in Section 9.6(b).
“Participant Register”: as defined in Section 9.6(b).
“Permitted Commercial Paper”: any commercial paper issued by Gannett to refinance Indebtedness at any time when Gannett has Credit Status 1, Credit Status 2, Credit Status 3 or Credit Status 4.
“Person”: an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).
“Register”: as defined in Section 9.6(d).
“Reimbursement Obligation”: the obligation of Gannett to reimburse the applicable Issuing Lender pursuant to Section 2.20(e) for amounts drawn under Letters of Credit.
“Replacement Lender”: as defined in Section 2.18.
“Required Lenders”: at any time, the holders of more than 50% of (a) until the Amendment and Restatement Effective Date, the Total Commitments then in effect or, if the Commitments have been terminated, the Total Extensions of Credit then outstanding and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Commitments (other than the Term Commitments) then in effect or, if the Commitments (other than the Term Commitments) have been terminated, the Total Extensions of Credit (other than the Term Loans) then outstanding.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“S&P”: Standard & Poor’s Financial Services LLC and its successors; provided, however, that if S&P ceases rating securities similar to the senior unsecured long-term debt of Gannett and its ratings and business with respect to such securities shall not have been transferred to any successor, then “S&P” shall mean any other nationally recognized rating agency (other than Moody’s) selected by Gannett and approved by the Administrative Agent (not to be unreasonably withheld or delayed) that rates any senior unsecured long-term debt of Gannett.
“Second Amendment”: the Second Amendment to the Agreement dated as of October 23, 2008, among Gannett, the Lenders and the Administrative Agent.
“Subsidiary”: any corporation, partnership, limited liability company or other entity the majority of the shares of stock or other ownership interests having ordinary voting power of which at any time outstanding is owned directly or indirectly by Gannett or by one or more of its other subsidiaries or by Gannett in conjunction with one or more of its other subsidiaries.
“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.
“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to Gannett in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A to the Amendment and Restatement. The original aggregate amount of the Term Commitments is $144,800,000.
“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.
“Term Loan”: as defined in Section 2.1A.
“Term Facility”: the Term Commitments and the Term Loans made thereunder.
“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Amendment and Restatement Effective Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Termination Date”: the Extended Termination Date and/or the 2018 Extended Termination Date, as applicable.
“Test Period”: a period of four consecutive fiscal quarters ended on the last day of the fourth such fiscal quarter.
“Third Amendment”: the Third Amendment to the Agreement dated as of September 28, 2009, among Gannett, the Lenders and the Administrative Agent.
“Total Assets”: the total assets of Gannett and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of Gannett delivered pursuant to Section 5.1(a) or (b).
“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.
“Total Extensions of Credit”: at any time, the aggregate amount of all Loans and L/C Obligations outstanding at such time.
“Total Leverage Ratio”: as of the time of determination, the ratio of (a) total Indebtedness of Gannett and its Subsidiaries on such date, minus Unrestricted Cash of Gannett and its Subsidiaries, to the extent readily distributable to Gannett, on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date.
“Total Shareholders’ Equity”: the amount appearing under that heading on the consolidated balance sheet of Gannett and its Subsidiaries, prepared in accordance with GAAP.
“Transferee”: any Assignee or Participant.
“2002 Credit Agreement”: the Amended and Restated Competitive Advance and Revolving Credit Agreement, dated as of March 11, 2002 and effective as of March 18, 2002 (as further amended, amended and restated, supplemented or otherwise modified through the Amendment and Restatement Effective Date (without giving effect to the Amendment and Restatement)), among Gannett, the lenders thereto, JPMorgan Chase Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Citibank, N.A., as syndication agents, and Barclays Bank PLC, as documentation agent.
“2004 Credit Agreement”: the Competitive Advance and Revolving Credit Agreement, dated as of February 27, 2004 and effective as of March 15, 2004 (as further amended, amended and restated, supplemented or otherwise modified through the Amendment and Restatement Effective Date (without giving effect to the Amendment and Restatement)), among Gannett, the lenders thereto, JPMorgan Chase Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Citibank, N.A., as syndication agents, and Barclays Bank PLC and SunTrust Bank, as documentation agents.
“2014 Notes”: Gannett’s 8.75% Notes due November 2014.

“2015 Notes”: collectively, (i) Gannett’s 10% Notes due June 2015 and (ii) Gannett’s 6.375% Notes due September 2015.
“2016 Notes”: Gannett’s 10% Notes due April 2016.
“2017 Notes”: Gannett’s 9.375% Notes due November 2017.
“2018 Notes”: Gannett’s 7.125% Notes due September 2018.
“2018 Extended Termination Date”: August 5, 2018 (or such earlier date on which the Five-Year Commitments terminate in accordance with the provisions hereof).
“2018 Extending Lender”: as defined in the Amendment and Restatement.
“2018 Extension Option”: as defined in the Amendment and Restatement.
“2018 Master Assignment Agreement”: the Master Assignment and Assumption, substantially in the form attached to the Amendment and Restatement as Exhibit B.
“Type”: as to any Five-Year Loan or Term Loan, its nature as an ABR Loan or a Eurodollar Loan, and as to any Competitive Loan, its nature as a Eurodollar Competitive Loan or a Fixed Rate Loan.
“Unrestricted Cash”: unrestricted cash or cash equivalents in an amount not to exceed $250.0 million in the aggregate.
Section 1.2    Other Definitional Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.
(b)    As used herein, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to Gannett and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.
(c)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II
Amount and Terms of the Facilities
Section 2.1A    Term Commitments. Subject to the terms and conditions hereof, each Term Lender has agreed pursuant to the Amendment and Restatement to make a term loan (a “Term Loan”) to Gannett on the Amendment and Restatement Effective Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Term Loans or ABR Loans, as determined by Gannett and notified to the Administrative Agent in accordance with Sections 2.1B, 2.1C and 2.6.

Section 2.1B Procedure for Term Loan Borrowings. Gannett shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (a) in case of Eurodollar Loans, three Business Days prior to the anticipated Amendment and Restatement Effective Date or (b) otherwise, one Business Day prior to the anticipated Amendment and Restatement Effective Date) requesting that the Term Lenders make the Term Loans on the Amendment and Restatement Effective Date and specifying the amount to be borrowed. The Term Loans made on the Amendment and Restatement Effective Date shall initially be ABR Loans or Eurodollar Loans as specified by Gannett in such notice. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Amendment and Restatement Effective Date, each Term Lender shall make available to the Administrative Agent at the Administrative Agent’s office specified in Section 9.2 an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of Gannett on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

Section 2.1C Repayment of Term Loans. The Term Loan of each Lender shall mature in 20 consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
December 31, 2013	$7,400,000
March 31, 2014	$7,400,000
June 30, 2014	$7,400,000
September 30, 2014	$7,400,000
December 31, 2014	$7,400,000
March 31, 2015	$7,400,000
June 30, 2015	$7,400,000
September 30, 2015	$7,400,000

Installment	Principal Amount
December 31, 2015	$7,400,000
March 31, 2016	$7,400,000
June 30, 2016	$7,400,000
September 30, 2016	$7,400,000
December 31, 2016	$7,400,000
March 31, 2017	$7,400,000
June 30, 2017	$7,400,000
September 30, 2017	$7,400,000
December 31, 2017	$7,400,000
March 31, 2018	$7,400,000
June 30, 2018	$7,400,000
2018 Extended Termination Date	Aggregate principal amount of Term Loans outstanding

Section 2.1    Revolving Credit Commitments(e) [reserved]
(b)    Subject to the terms and conditions hereof, each Five-Year Lender severally agrees to make revolving credit loans (“Five-Year Loans”) to Gannett from time to time during the Five-Year Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Five-Year Commitment Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Five-Year Commitment. During the Five-Year Commitment Period, Gannett may use the Five-Year Commitments by borrowing, prepaying the Five-Year Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary contained in this Agreement, in no event (after giving effect to the use of proceeds of any Borrowing) shall (i) the amount of any Lender’s Five-Year Commitment Percentage multiplied by the amount of a Borrowing of Five-Year Loans exceed such Lender’s Five-Year Available Commitment at the time of such Borrowing or (ii) the aggregate amount of Five-Year Extensions of Credit and Five-Year Competitive Loans at any one time outstanding exceed the aggregate Five-Year Commitments then in effect of all Lenders.
(c)    The Five-Year Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by Gannett and notified to the Administrative Agent in accordance with Sections 2.2 and 2.6; provided that no Five-Year Loan shall be made as a Eurodollar Loan after the day that is one month prior to the applicable Termination Date.
(d)    Gannett (upon receipt of requisite authorization from its Board of Directors) and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall (x) make available to Gannett an additional credit facility (the “Incremental Facility” and any loans thereunder, the “Incremental Loans”), which credit facility shall take the form of a revolving credit facility or term loans which mature at least 91 days after the 2018 Extended Termination Date and/or (y) increase the amount of their Five-Year Commitment, or (in the case of a New Lender) make available a Five-Year Commitment which matures on the 2018 Extended Termination Date, in either such case by executing and delivering to the Administrative Agent an Incremental Facility Activation Notice specifying (i) the aggregate principal amount of such increase and the Facility or Facilities involved, (ii) the Incremental Facility Closing Date and (iii) in the case of an Incremental Facility, the applicable Incremental Facility Maturity Date. Notwithstanding the foregoing, (I) the sum of the aggregate principal amount of Incremental Facility Commitments and any increase in the Five-Year Commitments after the Amendment and Restatement Effective Date shall not exceed $500,000,000 in the aggregate, (II) no increase pursuant to this paragraph may be obtained after the occurrence and during the continuation of a Default or Event of Default or if a Default or Event of Default would result therefrom, (III) any increase effected pursuant to this paragraph shall be in a minimum amount of at least $10,000,000, (IV) the weighted average life of maturity of any new term loan Incremental Facility shall be equal to or greater than the weighted average life to maturity of the existing Term Loans, (V) other than amortization, pricing, fees and maturity date, each Incremental Facility (x) shall rank pari passu with the Term Facility and the Five-Year Facility, as applicable, in right of payment and security, (y) shall have the same terms as the Term Facility or the Five-Year Facility, as applicable, or such terms as are reasonably satisfactory to the Administrative Agent and the Borrower, and (z) except as set forth above, shall be treated substantially the same as the existing Term Facility or the Five-Year Facility, as applicable (in each case, including with respect to mandatory and voluntary prepayments) and (VI) any Incremental Facility and/or increase in Five-Year Commitments shall be effected pursuant to documentation and procedures reasonably acceptable to the Administrative Agent (including, if applicable, procedures to ensure that outstandings are held ratably by the applicable Lenders). No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.
(e)    Any additional bank, financial institution or other entity which, with the consent of Gannett and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.1(d) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit D-1 hereto, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.
Section 2.2    Procedure for Revolving Credit Borrowing. Gannett may borrow Five-Year Loans under the Commitments on any Business Day; provided that Gannett shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 P.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Five-Year Loans are to be Eurodollar Loans, or (b) on the requested Borrowing Date, otherwise), specifying (i) the Facility under which the Borrowing is to be made, (ii) the amount to be borrowed, (iii) the requested Borrowing Date, (iv) whether the Borrowing is to be of Eurodollar Loans, ABR Loans or a

combination thereof and (v) if the Borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Any Loans made on the Amendment and Restatement Effective Date shall be ABR Loans. Each Borrowing under the Commitments shall be in an amount equal to $10,000,000 or a multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from Gannett, the Administrative Agent shall promptly notify each relevant Lender thereof. Each relevant Lender will make the amount of its pro rata share of each Borrowing available to the Administrative Agent for the account of Gannett at the office of the Administrative Agent specified in Section 9.2 prior to 2:00 P.M., New York City time, on the Borrowing Date requested by Gannett in funds immediately available to the Administrative Agent. Such Borrowing will then immediately be made available to Gannett by the Administrative Agent crediting the account of Gannett on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
Section 2.3    Competitive Borrowings.
(a)    The Competitive Bid Option. In addition to the Five-Year Loans that may be made available pursuant to Section 2.1, Gannett may, as set forth in this Section 2.3, request the Lenders to make offers to make Competitive Loans to Gannett. The Lenders may, but shall have no obligation to, make such offers, and Gannett may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.3.
(b)    Competitive Bid Request. When Gannett wishes to request offers to make Competitive Loans under this Section 2.3, it shall transmit to the Administrative Agent a Competitive Bid Request to be received no later than 12:00 Noon (New York City time) on (x) the fourth Business Day prior to the Borrowing Date proposed therein, in the case of a Borrowing of Eurodollar Competitive Loans or (y) the Business Day immediately preceding the Borrowing Date proposed therein, in the case of a Fixed Rate Borrowing, specifying:
(i)    the Facility under which the Borrowing is to be made,
(ii)    the proposed Borrowing Date,
(iii)    the aggregate principal amount of such Borrowing, which shall be $10,000,000 or a multiple of $1,000,000 in excess thereof,
(iv)    the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period contained in Section 1.1, and
(v)    whether the Borrowing then being requested is to be of Eurodollar Competitive Loans or Fixed Rate Loans.
A Competitive Bid Request that does not conform substantially to the format of Exhibit C-1 may be rejected by the Administrative Agent in its sole discretion, and the Administrative Agent shall promptly notify Gannett of such rejection. Gannett may request offers to make Competitive

Loans for more than one Interest Period in a single Competitive Bid Request. No Competitive Bid Request shall be given within three Business Days of any other Competitive Bid Request pursuant to which Gannett has made a Competitive Borrowing.
(c)    Invitation for Competitive Bids. Promptly after its receipt of a Competitive Bid Request (but, in any event, no later than 3:00 P.M., New York City time, on the date of such receipt) conforming to the requirements of paragraph (b) above, the Administrative Agent shall send to each of the relevant Lenders an Invitation for Competitive Bids which shall constitute an invitation by Gannett to each such Lender to bid, on the terms and conditions of this Agreement, to make Competitive Loans pursuant to the Competitive Bid Request.
(d)    Submission and Contents of Competitive Bids. (i)  Each Lender to which an Invitation for Competitive Bids is sent may submit a Competitive Bid containing an offer or offers to make Competitive Loans in response to such Invitation for Competitive Bids. Each Competitive Bid must comply with the requirements of this paragraph (d) and must be submitted to the Administrative Agent at its offices specified in Section 9.2 not later than (x) 9:30 A.M. (New York City time) on the third Business Day prior to the proposed Borrowing Date, in the case of a Borrowing of Eurodollar Competitive Loans or (y) 9:30 A.M. (New York City time) on the date of the proposed Borrowing, in the case of a Fixed Rate Borrowing; provided that any Competitive Bids submitted by the Administrative Agent in the capacity of a Lender may only be submitted if the Administrative Agent notifies Gannett of the terms of the offer or offers contained therein not later than fifteen minutes prior to the deadline for the other Lenders. A Competitive Bid submitted by a Lender pursuant to this paragraph (d) shall be irrevocable.
(ii)    Each Competitive Bid shall be in substantially the form of Exhibit C-3 and shall specify:
(A)    the date of the proposed Borrowing and the Facility under which it is to be made,
(B)    the principal amount of the Competitive Loan for which each such offer is being made, which principal amount (w) may be greater than, equal to or less than the Commitment of the quoting Lender, (x) must be in a minimum principal amount of $5,000,000 or a multiple of $1,000,000 in excess thereof, (y) may not exceed the principal amount of Competitive Loans for which offers were requested and (z) may be subject to a limitation as to the maximum aggregate principal amount of Competitive Loans for which offers being made by such quoting Lender may be accepted,
(C)    in the case of a Borrowing of Eurodollar Competitive Loans, the Margin offered for each such Competitive Loan, expressed as a percentage (specified in increments of 1/10,000th of 1%) to be added to or subtracted from such base rate,
(D)    in the case of a Fixed Rate Borrowing, the rate of interest per annum (specified in increments of 1/10,000th of 1%) offered for each such Competitive Loan, and

(E)    the identity of the quoting Lender.
A Competitive Bid may set forth up to five separate offers by the quoting Lender with respect to each Interest Period specified in the related Invitation for Competitive Bids. Any Competitive Bid shall be disregarded by the Administrative Agent if the Administrative Agent determines that it: (A) is not substantially in the form of Exhibit C-3 or does not specify all of the information required by Section 2.3(d)(ii); (B) contains qualifying, conditional or similar language (except for a limitation on the maximum principal amount which may be accepted); (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bids or (D) arrives after the time set forth in Section 2.3(d)(i).
(e)    Notice to Gannett. The Administrative Agent shall promptly (and, in any event, by 10:00 A.M., New York City time) notify Gannett, by telecopy, of all the Competitive Bids made (including all disregarded bids), the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each bid. The Administrative Agent shall send a copy of all Competitive Bids (including all disregarded bids) to Gannett for its records as soon as practicable after completion of the bidding process set forth in this Section 2.3.
(f)    Acceptance and Notice by Gannett. Gannett may in its sole discretion, subject only to the provisions of this paragraph (f), accept or reject any Competitive Bid (other than any disregarded bid) referred to in paragraph (e) above. Gannett shall notify the Administrative Agent by telephone, confirmed immediately thereafter by telecopy in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it wishes to accept any or all of the bids referred to in paragraph (e) above not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the proposed Borrowing Date, in the case of a Competitive Eurodollar Borrowing or (y) 11:00 A.M. (New York City time) on the proposed Borrowing Date, in the case of a Fixed Rate Borrowing; provided that:
(i)    the failure by Gannett to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (e) above,
(ii)    the aggregate principal amount of the Competitive Bids accepted by Gannett may not exceed the lesser of (A) the principal amount set forth in the related Competitive Bid Request and (B) the excess, if any, of the aggregate Five-Year Commitments of all Five-Year Lenders or the aggregate Incremental Facility Commitments of all Incremental Facility Lenders, as applicable, then in effect over the aggregate principal amount of all Five-Year Loans or Incremental Loans, as applicable, outstanding immediately prior to the making of such Competitive Loans,
(iii)    if made under the Five-Year Facility, the aggregate principal amount of the Competitive Bids accepted by Gannett may not exceed the lesser of (A) the principal amount set forth in the related Competitive Bid Request and (B) the excess, if any, of the aggregate Five-Year Commitments of all Five-Year Lenders then in effect over the aggregate principal amount of all Five-Year Extensions of Credit outstanding immediately prior to the making of such Competitive Loans, and

(iv)    Gannett may not accept any Competitive Bid that is disregarded by the Administrative Agent pursuant to 2.3(d)(ii) or that otherwise fails to comply with the requirements of this Agreement.
A notice given by Gannett pursuant to this paragraph (f) shall be irrevocable.
(g)    Allocation by Administrative Agent. If offers are made by two or more Lenders with the same Competitive Bid Rates for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in integral multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers.
(h)    Notification of Acceptance. The Administrative Agent shall promptly (and, in any event, by 11:30 A.M., New York City time) notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate), and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.
Section 2.4    Termination or Reduction of Five-Year Commitments. Gannett shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, to terminate the Five-Year Commitments when no Five-Year Loans or Letters of Credit are then outstanding or, from time to time, to reduce the unutilized portion of the Five-Year Commitments. Any such reduction pursuant to this Section 2.4 shall be in an amount equal to $10,000,000 or a multiple of $1,000 in excess thereof (other than in connection with the Amendment and Restatement, in which case such incremental reductions may be in multiples of less than $1,000) and shall reduce permanently the Five-Year Commitments then in effect, and the fees payable pursuant to Section 2.10 shall then reflect the reduced Five-Year Commitments.
Section 2.5    Optional Prepayments. Gannett may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, Gannett shall also pay any amounts owing pursuant to Section 2.16. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest and fees to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $10,000,000 or a multiple of $1,000,000 in excess thereof. Notwithstanding anything to the contrary contained herein, Gannett shall not prepay the Competitive Loans except pursuant to Article VII, with the consent of the Lender which has made such Competitive Loan or as provided in the related Competitive Bid Request.

Section 2.6A    Mandatory Prepayments and Commitment Reductions
(a) [Reserved].
(b)    [Reserved].
(c)    If, on any Termination Date, the aggregate outstanding Five-Year Extensions of Credit exceed the Five-Year Commitments, then Gannett shall prepay Loans (or, to the extent after giving effect to any such prepayment, any such excess remains, cash collateralize Letters of Credit in a manner consistent with the requirements in Section 7), to eliminate such excess and, in the event that Gannett fails to comply with the preceding requirements, the Five-Year Commitments shall automatically terminate on such Termination Date.
Section 2.6    Conversion and Continuation Options(a) Gannett may elect from time to time to convert Eurodollar Revolving Credit Loans and Eurodollar Term Loans to ABR Loans by giving the Administrative Agent at least one Business Day’s prior irrevocable notice of such election; provided that any such conversion of Eurodollar Revolving Credit Loans or Eurodollar Term Loans may only be made on the last day of an Interest Period with respect thereto. Gannett may elect from time to time to convert ABR Loans to Eurodollar Revolving Credit Loans or Eurodollar Term Loans, as applicable, by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Revolving Credit Loans or Eurodollar Term Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. All or any part of outstanding Eurodollar Revolving Credit Loans, Eurodollar Term Loans and ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Revolving Credit Loan or Eurodollar Term Loan when any Event of Default has occurred and is continuing, (ii) no Five-Year Loan may be converted into a Eurodollar Revolving Credit Loan after the date that is one month prior to the applicable Termination Date and (iii) no Term Loan may be converted into a Eurodollar Term Loan after the date that is one month prior to the applicable Termination Date.
(b)    Any Eurodollar Revolving Credit Loans and Eurodollar Term Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by Gannett giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Revolving Credit Loan or Eurodollar Term Loan may be continued as such (i) when any Event of Default has occurred and is continuing or (ii) after the date that is one month prior to the applicable Termination Date; and provided, further, that if Gannett shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Revolving Credit Loans or Eurodollar Term Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.
Section 2.7    Minimum Amounts of Eurodollar Borrowings. All borrowings, conversions and continuations of Five-Year Loans and Term Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Five-Year Loans or Term Loans, as applicable, comprising each Eurodollar Borrowing shall be equal to $10,000,000 or a multiple of $1,000,000 in excess thereof and so that there shall not be more than 20 Eurodollar Borrowings outstanding at any one time.
Section 2.8    Repayment of Loans; Evidence of Debt(a) Gannett hereby unconditionally promises to pay (i) to each Five-Year Lender or 2018 Extending Lender on the Extended Termination Date or 2018 Extended Termination Date, as applicable (or such earlier date as the Five-Year Loans become due and payable pursuant to Article VII or Section 2.6A), the unpaid principal amount of each Five-Year Loan made by such Five-Year Lender, (ii) to each Term Lender on the dates specified in Section 2.1C (or such earlier date as the Term Loans become due and payable pursuant to Article VII), the unpaid principal amount of each Term Loan specified in Section 2.1C made by such Lender, (iii) to each Incremental Facility Lender on the applicable Incremental Facility Maturity Date (or such earlier date as the Incremental Loans become due and payable pursuant to Article VII or Section 2.6A), the unpaid principal amount of each Incremental Loan made by such Incremental Facility Lender and (iv) to each applicable Lender on the last day of the applicable Interest Period, the unpaid principal amount of each Competitive Loan made by any such Lender. Gannett hereby further agrees to pay interest in immediately available funds at the office of the Administrative Agent on the unpaid principal amount of the Loans from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.9.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Gannett to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
(c)    The Administrative Agent shall maintain the Register pursuant to Section 9.6(d), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Gannett to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from Gannett and each Lender’s share thereof.
(d)    The entries made in the Register and accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.8 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Gannett therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of Gannett to repay (with applicable interest) the Loans made to Gannett by such Lender in accordance with the terms of this Agreement.

Section 2.9    Interest Rates and Payment Dates. (a) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to (i) in the case of each Eurodollar Revolving Credit Loan and Eurodollar Term Loan, the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin and (ii) in the case of each Eurodollar Competitive Loan, the Eurodollar Rate for the Interest Period in effect for such Borrowing plus (or minus, as the case may be) the Margin offered by the Lender making such Loan and accepted by Gannett pursuant to Section 2.3.
(c)    Each Fixed Rate Loan shall bear interest at a rate per annum equal to the fixed rate of interest offered by the Lender making such Loan and accepted by Gannett pursuant to Section 2.3.
(d)    Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (e) of this Section 2.9 shall be payable from time to time on demand.
(e)    (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.9 plus 1% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 1% and (ii) to the extent permitted under applicable law, if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 1%, in each case, with respect to clauses (i) and (ii) above, from the date of such non‑payment until such amount is paid in full (as well after as before judgment).
Section 2.10    Fees. Gannett agrees to pay to the Administrative Agent, for the account of the relevant Lenders, such fees as have been agreed by Gannett and the Administrative Agent immediately prior to the Amendment and Restatement Effective Date. Gannett agrees to pay to the Administrative Agent and to perform any other obligations contained therein.
(b)    On the first Business Day following the last day of each March, June, September and December and on the 2018 Extended Termination Date (or, if earlier, on the date upon which both the Five-Year Commitments are terminated and the Five-Year Loans are paid in full), Gannett shall pay to the Administrative Agent, for the ratable account of the 2018 Extending Lenders, a commitment fee for the period from and including the Amendment and Restatement Effective Date to the last day of Five-Year Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the aggregate undrawn Five-Year Commitments of such Lenders during the period for which payment is made, payable on the first

Business Day following the last day of each fiscal quarter of Gannett and on the 2018 Extended Termination Date (or, if earlier, on the date upon which both the Five-Year Commitments are terminated and the Five-Year Loans are paid in full), commencing on the first such date to occur after the Amendment and Restatement Effective Date.
Section 2.11    Computation of Interest and Fees. (a) Interest payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans and Competitive Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Fees payable pursuant hereto shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify Gannett and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify Gannett and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Gannett and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of Gannett, deliver to Gannett a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).
Section 2.12    Inability to Determine Interest Rate. If prior to the first day of any Interest Period the Administrative Agent shall have determined (which determination shall be conclusive and binding upon Gannett) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to Gannett and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall Gannett have the right to convert Loans under the relevant Facility to Eurodollar Loans.
Section 2.13    Pro Rata Treatment and Payments. (a) Each borrowing of Five-Year Loans and Term Loans from the Lenders hereunder, each payment by Gannett on account of any fee hereunder and, subject to the last sentence of Section 2.4, any reduction of the Commitments of the Lenders shall be made pro rata according to the Five-Year Commitment Percentages or Term Percentage, as the case may be, of the relevant Lenders. Subject to the last sentence of Section 2.4, each payment (including each prepayment) by Gannett on account of principal of and interest on the Five-Year Loans shall be made pro rata according to the respective outstanding principal amounts of the Five-Year Loans then held by the Five-Year Lenders. Each payment by Gannett on account of principal of and interest on any Borrowing of Competitive Loans shall be made pro rata among the Lenders participating in such Borrowing according to the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment (including each prepayment) by Gannett on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans on a pro rata basis. Amounts prepaid on account of Term Loans may not be reborrowed.
(b)    All payments (including prepayments) to be made by Gannett hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Administrative Agent’s office specified in Section 9.2, in Dollars and in immediately available funds. Notwithstanding the foregoing, the failure by Gannett to make a payment (or prepayment) prior to 12:00 Noon on the due date thereof shall not constitute a Default or Event of Default if such payment is made on such due date; provided, however, that any payment (or prepayment) made after such time on such due date shall be deemed made on the next Business Day for the purposes of interest and reimbursement calculations. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(c)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to Gannett a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the

Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from Gannett. Nothing herein shall be deemed to limit the rights of Gannett against any Lender who fails to make its share of such borrowing available.
(d)    Unless the Administrative Agent shall have been notified in writing by Gannett prior to the date of any payment being made hereunder that Gannett will not make such payment to the Administrative Agent, the Administrative Agent may assume that Gannett is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by Gannett within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against Gannett.
Section 2.14    Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the initial date hereof:
(i)    shall subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or Issuing Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.15 and changes in the rate of tax on the overall net income of such Lender or Issuing Lender);
(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
(iii)    shall impose on such Lender any other condition affecting Eurodollar Loans;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Gannett shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify Gannett (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. Gannett shall not be liable in respect of any such increased costs to, or reduced amount of any sum received or receivable by, any Lender pursuant to this Section 2.14(a) with respect to any interest, fees or other amounts accrued by such Lender more than 15 days prior to the date notice thereof is given to Gannett pursuant to this Section 2.14(a).
(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the initial date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, within 15 days after submission by such Lender to Gannett (with a copy to the Administrative Agent) of a written request therefor, Gannett shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that Gannett shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than 30 days prior to the date that such Lender notifies Gannett of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such 30 day period shall be extended to include the period of such retroactive effect.
(c)    A certificate, setting forth a reasonably detailed explanation as to the reason for any additional amounts payable pursuant to this Section 2.14, submitted by any Lender to Gannett (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of Gannett pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 2.15    Taxes. (a) All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Issuing Lender or any Lender (as determined in the good faith discretion of the applicable withholding agent),(i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable by the applicable Loan Party to the Administrative Agent, the Issuing Lender or such Lender shall be increased to the extent necessary to yield to the Administrative Agent, the Issuing Lender or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the applicable Loan Party shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) of this Section, (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from such Loan Party with respect to such Non-Excluded Taxes pursuant to this paragraph or (iii) any U.S. federal withholding taxes imposed under FATCA.
(b)    In addition, Gannett shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Whenever any Taxes are payable by Gannett to a Governmental Authority pursuant to this Section 2.15, as promptly as possible thereafter Gannett shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by Gannett showing payment thereof.
(d)    (i) Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to Gannett and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. Each Lender (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to Gannett and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of IRS Form W-8BEN, Form W-8ECI or Form W-8IMY, as applicable (together with any applicable underlying IRS forms), (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit Gannett and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or designates a new lending office (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Gannett and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to Gannett and the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.
(ii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Gannett and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Gannett or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Gannett or the Administrative Agent as may be necessary for Gannett and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(e)    The Loan Parties shall jointly and severally indemnify the Administrative Agent, the Issuing Lender, and any other Lender, within 10 days after demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Administrative Agent, Issuing Lender or other Lender, or required to be withheld or deducted from a payment to such Administrative Agent, Issuing Lender or other Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Gannett by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(f)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(b) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).
(g)    If the Administrative Agent, the Issuing Lender or any Lender receives a refund in respect of any amounts paid by Gannett pursuant to this Section 2.15, which refund in the reasonable judgment of such Administrative Agent, Issuing Lender or such Lender is allocable to such payment, it shall pay the amount of such refund to Gannett, net of all reasonable out-of-pocket expenses of the Administrative Agent, the Issuing Lender or such Lender, provided however, that Gannett, upon the request of such Lender, Issuing Lender or the Administrative Agent, agrees to repay the amount paid over to Gannett to the Administrative Agent, the Issuing Lender or such Lender in the event such Administrative Agent, Issuing Lender or the Lender is required to repay such refund. Nothing contained herein shall interfere with the right of the Administrative Agent or any Lender to arrange its tax affairs in whatever manner it deems fit nor oblige the Administrative Agent, the Issuing Lender or any Lender to apply for any refund or to disclose any information relating to its affairs or any computations in respect thereof.
(h)    The agreements in this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(i)    For purposes of this Section 2.15, the term “applicable law” includes FATCA.
Section 2.16    Indemnity. Gannett agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender sustains or incurs as a consequence of (a) default by Gannett in making a borrowing of, conversion into or continuation of Eurodollar Loans after Gannett has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by Gannett in making any prepayment of or conversion from Eurodollar Loans after Gannett has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to Gannett by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 2.17    Change of Lending Office.Each Lender and each Issuing Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14 or 2.15(a) with respect to such Lender or Issuing Lender, it will, if requested by Gannett, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of Gannett or the rights of any Lender or Issuing Lender pursuant to Section 2.14 or 2.15(a).
Section 2.18    Replacement of Lenders. Gannett shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.14 or Section 2.15(a), (b) defaults in its obligation to make Loans hereunder or (c) is a “Non-Consenting Lender” (as defined below in this Section 2.18); provided that all such replaced Lenders are replaced with a replacement financial institution and/or one or more increased Five-Year Commitments from one or more other Lenders; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) prior to any such replacement, such Lender shall have taken no action under Section 2.17 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.14 or 2.15(a), (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) Gannett shall be liable to such replaced Lender under Section 2.16 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that Gannett shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, Gannett shall pay all additional amounts (if any) required pursuant to Section 2.14 or Section 2.15(a), as the case may be, (viii) any such replacement shall not be deemed to be a waiver of any rights that Gannett, the Administrative Agent or any other Lender shall have against the replaced Lender, and (ix) the replacement financial institution shall consent, at the time of such assignment, to each matter in respect of which such Non-Consenting Lenders refused to consent.
(b)    In the event that (i) Gannett or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all Lenders in accordance with the terms of Section 9.1 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”
Section 2.19    [Reserved].

Section 2.20    L/C Commitment. (a) (i) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the L/C Participants set forth in Section 2.20(e), agrees to issue letters of credit (“Letters of Credit”) for the account of Gannett on any Business Day during the Five-Year Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit to the extent that, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Five-Year Available Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Five-Year Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Application therefore, whether or not such maximum face amount is in effect at such time.
(ii) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit to the extent (a) that such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law, (b) any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Amendment and Restatement Effective Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Amendment and Restatement Effective Date and which the Issuing Lender in good faith deems material to it or (c) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally.
(iii)    Subject to the provisions of Section 2.6A(c), on the Extended Termination Date (and without any further action), and to the extent that the Five-Year Commitments shall not have terminated at or prior to such time, the interests in the Issuing Lender’s obligations and rights under and in respect of each outstanding Letter of Credit shall be reallocated so that each 2018 Extending Lender shall be an L/C Participant with respect to an undivided interest equal to such 2018 Extending Lender’s Five-Year Commitment Percentage as of such date in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder.
(iv) Subject to the provisions of Section 2.6A(c), on the Amendment and Restatement Effective Date (and without any further action), and to the extent that the Five-Year Commitments shall not have terminated at or prior to such time, the interests in the Issuing Lender’s obligations and rights under and in respect of each outstanding Letter of Credit shall be reallocated so that each Five-Year Lender shall be an L/C Participant with respect to an undivided interest equal to such Lender’s Five-Year Commitment Percentage as of such date in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder.
(v) Pursuant to the Amendment and Restatement, the Existing Letters of Credit will automatically, without any further action on the part of any Person, be deemed to be Letters of Credit issued hereunder on the Amendment and Restatement Effective Date for the account of Gannett.

(b)    Procedure for Issuance of Letters of Credit. Gannett may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein or otherwise on file with the Administrative Agent (with a copy to the Administrative Agent) an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Unless the Issuing Lender has received written notice from any Lender or the Administrative Agent at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit that the conditions precedent set forth in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit or enter into the applicable amendment, as the case may be, in accordance with its customary procedures (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto).  The Issuing Lender shall furnish a copy of such Letter of Credit to Gannett promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof). A Letter of Credit shall be issued only to the extent (and upon issuance of each Letter of Credit Gannett shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the L/C Obligations shall not exceed the L/C Commitment and (ii) the aggregate amount of the Five-Year Extensions of Credit shall not exceed the aggregate Five-Year Commitments. Such Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
(c)    Fees and Other Charges. Gannett will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Five-Year Facility, shared ratably among the Five-Year Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition to the foregoing fee, Gannett shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
(d)    L/C Participations. (i) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Five-Year Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by Gannett in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand an amount equal to such L/C Participant’s Five-Year Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, Gannett or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of Gannett, (iv) any breach of this Agreement by Gannett, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(ii)    If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 2.20(d)(i) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 2.20(d)(i) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Five-Year Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
(iii)    Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.20(d)(i), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from Gannett or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

(e)    Reimbursement Obligation of Gannett. If any draft is paid under any Letter of Credit, Gannett shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that Gannett receives notice of such draft, if such notice is received on such day prior to 11:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that Gannett receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.9(a) and (y) thereafter, Section 2.9(e).
(f)    Obligations Absolute. Gannett’s obligations under this Section 2.20 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that Gannett may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Gannett also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and Gannett’s Reimbursement Obligations under Section 2.20(e) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among Gannett and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of Gannett against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. Gannett agrees that any action lawfully taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on Gannett and shall not result in any liability of the Issuing Lender to Gannett.
(g)     Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify Gannett and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to Gannett in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining, using reasonable care, that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
(h)     Payments. Any payments and reimbursements due to the Issuing Lender hereunder shall be remitted to the Administrative Agent which shall, in turn, remit such funds to the Issuing Lender.

(i)    Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.20, the provisions of this Section 2.20 shall apply.
Section 2.21    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    if any L/C Obligations exists at the time a Lender becomes a Defaulting Lender then within one Business Day following notice by the Administrative Agent, Gannett shall cash collateralize such Defaulting Lender’s Five-Year Commitment Percentage of the L/C Obligations in accordance with the procedures satisfactory to the Administrative Agent for so long as such L/C Obligations are outstanding;
(b)    so long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by cash collateral provided by Gannett.

ARTICLE III
Representations and Warranties
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue and/or participate in Letters of Credit, Gannett hereby represents and warrants to the Administrative Agent and each Lender that:
Section 3.1    Organization; Powers. Gannett and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Except where the failure to do so, individually or in the aggregate, would result in a Material Adverse Effect, Gannett and each of its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in all states in which it owns substantial properties or in which it conducts a substantial business and its activities make such qualifications necessary.
Section 3.2    Financial Condition; No Material Adverse Effect. On or as of the Amendment and Restatement Effective Date, Gannett has furnished to each of the Lenders copies of either its Annual Report for 2012 or a report on Form 8-K, containing in either case, copies of its consolidated balance sheet as of December 30, 2012 and the related statements of consolidated income and changes in shareholders’ equity and cash flows for 2012, all reported on by Ernst & Young LLP, independent public accountants. The financial statements contained in such Annual Report or report on Form 8-K (including the related notes) fairly present Gannett’s consolidated financial condition as of their respective dates and the consolidated results of the operations of Gannett and its Subsidiaries for the periods then ended, and have been prepared in accordance with GAAP. Gannett and its Subsidiaries had no Material liabilities as of December 30, 2012 not reflected in the consolidated balance sheet as of December 30, 2012 or the related notes as of said date, and from that date to the Amendment and Restatement Effective Date there has been no Material change in the business or financial condition of Gannett and its Subsidiaries taken as a whole which has not been publicly disclosed.
Section 3.3    Properties. As of the Amendment and Restatement Effective Date, Gannett and its Subsidiaries owned absolutely, free and clear of all Liens, all of the real or personal property reflected in the consolidated balance sheet dated as of December 30, 2012 referred to in Section 3.2 and all other property acquired by them, respectively after December 30, 2012 except such property as has been disposed of in the ordinary course of business, and except for (i) easements, restrictions, exceptions, reservations or defects which, in the aggregate, do not materially interfere with the continued use of such property or materially affect the value thereof to Gannett or its Subsidiaries, (ii) Liens, if any, for current taxes not delinquent, and (iii) Liens reflected on such consolidated balance sheet or not otherwise prohibited by Section 6.1. As of the Amendment and Restatement Effective Date, Gannett and its Subsidiaries enjoy peaceful and undisturbed possession of their properties which are held under lease and all such leases are in good standing and valid and binding obligations of the lessors in full force and effect, except for exceptions, reservations or defects which in the aggregate do not materially interfere with the continued use of such property or materially affect the value thereof to Gannett or its Subsidiaries.
Section 3.4    Litigation. There are no actions, suits, or proceedings pending or, to Gannett’s knowledge, threatened against or affecting it or any Subsidiary in or before any court or foreign or domestic governmental instrumentality, and neither Gannett nor any Subsidiary is in default in respect of any order of any such court or instrumentality which, in Gannett’s opinion, are Material.
Section 3.5    No Conflicts. Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof will conflict with or result in a breach of any of the provisions of Gannett’s restated certificate of incorporation, as amended, or by-laws, as amended, or any law or regulation, or any order of any court or governmental instrumentality, or any agreement or instrument by which Gannett is bound, or constitute a default thereunder, or result in the imposition of any Lien not permitted under this Agreement upon any of Gannett’s property.
Section 3.6    Taxes. To the best of Gannett’s knowledge, Gannett and its Subsidiaries have filed all tax returns which are required to be filed by any jurisdiction, and have paid all taxes which have become due pursuant to said returns or pursuant to any assessments against it or its Subsidiaries, except to the extent only that such taxes are not material or are being contested in good faith by appropriate proceedings.
Section 3.7    Authorization; Enforceability. The execution and delivery of this Agreement and the making of all Borrowings permitted by the provisions hereof have been duly authorized by all necessary corporate action on the part of Gannett; this Agreement has been duly and validly executed and delivered by Gannett and constitutes Gannett’s valid and legally binding agreement enforceable in accordance with its terms; and the Borrowings when made, will constitute valid and binding obligations of Gannett enforceable in accordance with the terms of this Agreement, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws, judicial decisions or principles of equity relating to or affecting the enforcement of creditors rights or contractual obligations generally.
Section 3.8    Environmental Matters. In the ordinary course of its business, Gannett becomes aware from time to time of the effect of Environmental Laws on its business, operations and properties and the business, operations and properties of its Subsidiaries, and it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties then owned or operated by Gannett or its Subsidiaries, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted at such properties, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of these evaluations, Gannett has reasonably concluded that Environmental Laws are unlikely to have a Material Adverse Effect.
Section 3.9    No Change. Since December 30, 2012, there has been no development or event that has had or would have a Material Adverse Effect.
Section 3.10    Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, Gannett will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U‑1, as applicable, referred to in Regulation U.
Section 3.11    No Default. Neither Gannett nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would have a Material Adverse Effect.
Section 3.12    Investment Company Act; Federal Regulations. Gannet is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
ARTICLE IV

Conditions
The obligation of each Lender to make a Loan and issue and/or participate in Letters of Credit hereunder is subject to the accuracy, as of the date hereof, of the representations and warranties herein contained and to the satisfaction of the following further condition:

(a)    On the date of each Borrowing (i) no Default or Event of Default shall have occurred and be continuing and (ii) the representations and warranties contained in Sections 3.1, 3.5 and 3.7 shall be true and correct in all material respects on and as of such date as if made on and as of such date. Each Borrowing hereunder shall constitute a representation and warranty by Gannett as of the date of such extension of credit that the conditions contained in this Article IV(a) have been satisfied.
ARTICLE V
Affirmative Covenants.
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and Letter of Credit and all fees payable hereunder shall have been paid in full, Gannett covenants and agrees with the Lenders that it shall and shall cause each of its Subsidiaries to:
Section 5.1    Financial Statements and Other Information. Furnish to the Administrative Agent and the Lenders:
(a)    within 60 days after the end of each of the first three quarterly periods in each fiscal year, its consolidated statements of income for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarterly period and its consolidated balance sheet at the end of that period, all in reasonable detail, subject, however, to year-end audit adjustments, together with a certificate of compliance and no default in substantially the form of Exhibit G certified by an appropriate financial officer of Gannett;
(b)    within 120 days after and as of the close of each fiscal year, Gannett’s Annual Report to shareholders for such fiscal year, containing copies of its consolidated income statement, consolidated balance sheet and changes in shareholders’ equity and cash flows for such fiscal year accompanied by a report by Ernst & Young LLP or some other accounting firm of national reputation selected by Gannett, based on their examination of such financial statements, which examination shall have been conducted in accordance with generally accepted auditing standards and which report shall indicate that the financial statements have been prepared in accordance with GAAP, together with a certificate of compliance and no default in substantially the form of Exhibit G, certified by an appropriate financial officer of Gannett;
(c)    promptly upon their becoming available, copies of all regular and periodic financial reports, if any, which Gannett or any of its Subsidiaries shall file with the Securities and Exchange Commission or with any securities exchange;
(d)     promptly upon their becoming available, copies of all prospectuses of Gannett and all reports, proxy statements and financial statements mailed by Gannett to its shareholders generally; and

(e)    such other information respecting the financial condition and affairs of Gannett and its subsidiaries as any of the Lenders may from time to time reasonably request.
The financial statements of Gannett and its Subsidiaries hereafter delivered to the Lenders pursuant to this Section 5.1 will fairly set forth the financial condition of Gannett and its Subsidiaries as of the dates thereof, and the results of Gannett’s and its Subsidiaries’ operations for the respective periods stated therein, all in accordance with GAAP.
Section 5.2    Payment of Obligations. Duly pay and discharge all (i) obligations when due and (ii) taxes, assessments and governmental charges of which Gannett has knowledge assessed against it or against its properties prior to the date on which penalties are attached thereto, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 5.3    Books and Records; Inspection Rights. (a) Keep proper books of records and account in which true and correct entries, in all material respects, are made of all dealings in relation to its business and activities and (b) permit any Lender, upon reasonable request, to inspect at all reasonable times its properties, operations and books of account.
Section 5.4    Notices of Material Events. Promptly give notice to the Administrative Agent and each Lender of:
(a)    the occurrence of any Default or Event of Default;
(b)    any (i) default or event of default under any Contractual Obligation of Gannett or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between Gannett or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would have a material adverse effect on (A) the business, assets, operations or condition, financial or otherwise, of Gannett and its Subsidiaries taken as a whole or (B) the validity or enforceability of this Agreement or the material rights or remedies of the Administrative Agent and the Lenders hereunder; and
(c)    any other development or event that has had or would have a Material Adverse Effect.
Each notice pursuant to this Section 5.4 shall be accompanied by a statement of an appropriate officer of Gannett setting forth details of the occurrence referred to therein and stating what action it proposes to take with respect thereto.
Section 5.5    Existence; Conduct of Business. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and its rights, licenses, permits, privileges and franchises related to the conduct of its business, except (other than with respect to Gannett’s legal existence) where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation or other transaction permitted under Section 6.2.
Section 5.6    Maintenance of Properties; Insurance. (a) Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
Section 5.7    Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not have a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of Gannett and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or the material rights or remedies of the Administrative Agent and the Lenders hereunder.
Section 5.8    Debt Ratings. With respect to Gannett, use its reasonable best efforts to maintain at all times a senior unsecured long-term debt rating from either S&P or Moody’s.
Section 5.9    Guarantee. With respect to any new Material Domestic Subsidiary created or acquired after the Amendment and Restatement Effective Date (which shall include any existing Subsidiary that becomes a Material Domestic Subsidiary), cause such Material Domestic Subsidiary to execute and deliver to the Administrative Agent, within 30 days after such creation or acquisition or, with respect to any existing Subsidiary that becomes a Material Domestic Subsidiary, within 30 days after the date that financial statements for the Test Period with respect to which such determination is made have been or required to be delivered pursuant to Sections 5.1(a) and (b), a Guarantee Agreement for such Material Domestic Subsidiary thereafter created, acquired or determined. Notwithstanding the foregoing, each Material Domestic Subsidiary shall execute and deliver a Guarantee Agreement no later than the date upon which any such Material Domestic Subsidiary becomes a guarantor of any of Gannett’s outstanding notes, bonds or debentures.
Section 5.10    Restrictive Agreements. Gannett shall provide to the Administrative Agent, no later than 5 Business Days after the execution thereof, any agreements with respect to (a) unsecured Indebtedness for borrowed money of one or more Guarantors resulting from Guarantees of Indebtedness for borrowed money of Gannett incurred after the Amendment and Restatement Effective Date and (b) unsecured, non-guaranteed indebtedness of Gannett for borrowed money (other than Pari Passu Indebtedness and Permitted Commercial Paper) executed on or after the Amendment and Restatement Effective Date that contain (i) any financial covenants which are more restrictive than the financial covenants contained in this Agreement, (ii) in the case of senior credit facilities, any representations and warranties more restrictive than those set forth in this Agreement, (iii) in the case of senior credit facilities, any other covenants (except pricing and redemption premiums) or events of default which are more restrictive than the covenants and events of default set forth in this Agreement or (iv) in the case of notes, debt securities or similar instruments, any other covenants (except pricing and redemption premiums) or events of default which are more restrictive than the covenants and events of default applicable to the 2017 Notes, whether or not the 2017 Notes are outstanding.
ARTICLE VI
Negative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and Letter of Credit and all fees payable hereunder have been paid in full, Gannett covenants and agrees with the Lenders that, it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
Section 6.1    Liens. Create, incur, assume or permit to exist any Lien on any of its properties or assets now owned or hereafter acquired by it, without making provision satisfactory to the Lenders whereby the Lenders obtain an equal and ratable or prior Lien as security for the payment of the Borrowings; or transfer any of its assets for the purpose of subjecting them to the payment of obligations prior in payment to any of its general creditors; or allow any liability of, or claims, or demands against it, or any of its Subsidiaries, to exist for more than 30 days if the liability, claim or demand might by law be given any priority over those of its general creditors; provided, however, that none of the above shall prohibit Gannett or any Subsidiary from creating or allowing any of the following to exist:
(a)    Liens, so long as the aggregate outstanding principal amount of indebtedness of Gannett and its Subsidiaries secured by all such Liens does not exceed 5% of Total Shareholders’ Equity;
(b)    leases of all types, whether or not such leases constitute leasebacks of property sold or transferred by Gannett or any Subsidiary;
(c)    pledges and deposits securing the payment of workmen’s compensation or insurance premiums, good-faith deposits in connection with tenders, contracts (other than contracts for the payment of borrowed money) or leases, deposits to secure surety or appeal bonds, liens, pledges or deposits in connection with contracts made with or at the request of the United States Government or any agency thereof, or pledges or deposits for similar purposes made in the ordinary course of business;
(d)    liens securing taxes, assessments or governmental or other charges or claims for labor, materials or supplies which are not delinquent or which are being contested in good faith by appropriate proceedings and liens, restrictions, easements, licenses on the use of property or minor irregularities in the title thereof, which do not, in Gannett’s opinion, in the aggregate materially impair their use in Gannett’s and its Subsidiaries’ business;
(e)    Liens on the assets of any Person which becomes a Subsidiary of Gannett after the date of this Agreement to the extent that such liens existed prior to the date of acquisition of such corporation by Gannett; provided that such Liens existed at the time such Person became a Subsidiary of Gannett and were not created in anticipation thereof; and
(f)    cash collateralization established pursuant to Section 2.21.
Section 6.2    Fundamental Changes. Merge, consolidate, sell, lease, transfer or otherwise dispose of all or substantially all of its assets, unless immediately after giving effect to such transaction, it shall be in compliance with Sections 6.1 and 6.3 hereof and, in the case of a merger or consolidation by Gannett, Gannett shall be the survivor corporation.
Section 6.3    Total Leverage Ratio. (a) Prior to the Acquisition Date, permit the Total Leverage Ratio as of the last day of any Test Period ending during any period set forth below to be less than the ratio set forth opposite such period:

Period	Total Leverage Ratio
Amendment and Restatement Effective Date through the date which is eighteen months after the Amendment and Restatement Effective Date (the “Eighteen Month Anniversary Date”)	3.50 to 1.00
Eighteen Month Anniversary Date through the date which is thirty months after the Amendment and Restatement Effective Date (the “Thirtieth Month Anniversary Date”)	3.25 to 1.00
Thirtieth Month Anniversary Date and thereafter	3.00 to 1.00

(d)     On or after the Acquisition Date, permit the Total Leverage Ratio as of the last day of any Test Period ending during any period set forth below to be less than the ratio set forth opposite such period:

Period	Total Leverage Ratio
Amendment and Restatement Effective Date through the Eighteen Month Anniversary Date	4.00 to 1.00
Eighteen Month Anniversary Date through the Thirtieth Month Anniversary Date	3.75 to 1.00
Thirtieth Month Anniversary Date and thereafter	3.50 to 1.00

Section 6.4    [Reserved].
Section 6.5    [Reserved].
Section 6.6    Transfer of Assets.
(a)     No Guarantor shall be permitted to transfer any assets to Gannett, except for (i) such transfers as are necessary to accomplish reasonably substantial tax savings (provided that prior to or concurrently with the effectiveness of such transfers, Gannett shall have furnished to the Administrative Agent a certificate of an appropriate financial officer of Gannett certifying that such transfers are reasonably necessary to achieve reasonably substantial tax savings), (ii) transfers of assets made in the ordinary course of business, (iii) transfers by operation of law or that are reasonably necessary in order to comply with changes in any Requirement of Law, and (iv) transfers as a result of a corporate restructuring of Gannett and its consolidated subsidiaries, where no Default or Event of Default would result from such restructuring and Gannett remains in compliance with Section 6.6(b) after giving effect to such restructuring. For the avoidance of doubt, Gannett and the Lenders agree that aggregate annual tax savings in excess of $1,000,000 shall constitute “reasonably substantial tax savings” for the purposes of this Section 6.6.
(b)    Gannett shall not own greater than 30% (the “CTA Percentage”) of the Consolidated Tangible Assets of Gannett and its Domestic Subsidiaries; provided, however, that upon the occurrence of (i) any Material Disposition by Gannett or a Domestic Subsidiary, (ii) any unusual or extraordinary impairment charges or acceleration of depreciation by Gannett or any Domestic Subsidiaries in excess of $50,000,000 in the aggregate in any Test Period, or (iii) any asset transfers from Gannett or to Gannett (as permitted by Section 6.6(a)(i) or Section 6.6(a)(iii)) (each, a “CTA Adjustment Event”), in each case where no Default or Event of Default would otherwise result from such CTA Adjustment Event, the CTA Percentage shall increase or decrease, as applicable, by multiplying the then current CTA Percentage by a fraction, the numerator of which shall be the Consolidated Tangible Assets of Gannett and its Domestic Subsidiaries as of the end of the prior period, and the denominator of which shall be the Consolidated Tangible Assets of Gannett and its Domestic Subsidiaries on a pro forma basis, giving effect to such CTA Adjustment Event, as of the end of such prior period; provided further, that the CTA Percentage shall not be decreased to below 30% in accordance with this proviso.
(c)    Neither Gannett nor any Subsidiary shall be permitted to dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except any sale, lease, sale and leaseback, assignment, conveyance, transfer or other dispositions (each, a “Disposition”) of property or Capital Stock so long as after giving pro forma effect to such Disposition as if such Disposition had occurred on the first day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.1(a) or (b), the Broadcasting Assets shall contribute no less than 30% of Consolidated EBITDA of Gannett and its Subsidiaries; provided, however, that the foregoing limitation shall not apply to any Dispositions that are reasonably necessary in order to comply with any Requirement of Law or changes therein.
Section 6.7    Amendments to Acquisition Documentation. Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Acquisition Documentation which becomes effective after the Amendment and Restatement Effective Date except for any such amendment, supplement or modification that could not reasonably be expected to be materially adverse to the Lenders.
ARTICLE VII
Events of Default
Section 7.1    Events of Default. The following are Events of Default:
(a)    Gannett shall fail to pay when due in accordance with the terms hereof (i) any principal on any Loan and such failure shall have continued for a period of three Business Days or (ii) any interest on any Loan, or any other amount payable hereunder, and such failure shall have continued for a period of five Business Days.
(b)    Gannett shall (A) default in any payment of principal or of interest on any other obligation for borrowed money in excess of $50,000,000 beyond any grace period provided with respect thereto, or (B) default in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created, if the effect of such default is to cause such obligation to be accelerated or become due prior to its stated maturity.

(c)    Any representation or warranty herein made by Gannett, or any certificate or financial statement furnished by Gannett pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished and Gannett shall fail to take corrective measures satisfactory to the Required Lenders within 30 days after notice thereof to Gannett from any Lender or the Administrative Agent or by Gannett to the Administrative Agent.
(d)    Gannett shall default in the performance of any other covenant, condition or provision hereof (other than as provided in paragraphs (a), (c) or (h) of this Section) and such default shall not be remedied to the satisfaction of the Required Lenders within a period of 30 days after notice thereof to Gannett from any Lender or the Administrative Agent or by Gannett to the Administrative Agent.
(e)    Gannett or any Subsidiary with more than $100,000,000 in revenue in the preceding fiscal year (other than Gannett Satellite Information Network, Inc.) shall (A) apply for or consent to the appointment of a receiver, trustee, or liquidator of Gannett or such Subsidiary, (B) make a general assignment for the benefit of creditors, or (C) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or take advantage of any insolvency law or an answer admitting the material allegations of a petition filed against Gannett or such Subsidiary in any bankruptcy, reorganization or insolvency proceeding, or corporate action shall be taken by Gannett for the purpose of affecting any of the foregoing.
(f)    An order, judgment or decree shall be entered, without the application, approval or consent of Gannett, by any court of competent jurisdiction, approving a petition seeking reorganization of Gannett or appointing a receiver, trustee or liquidator of Gannett or of all or a substantial part of the assets of Gannett, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days.
(g)    One or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against Gannett, any Subsidiary or any combination thereof, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed or bonded.
(h)    Gannett shall default in the performance of any covenant, condition or provision contained in Section 5.9 or Section 6.3 of this Agreement and, in the case of Section 6.3, such default shall have continued for a period of five Business Days; provided, however, that after the Amendment and Restatement Effective Date, such five Business Day period shall not commence until the financial statements with respect to such Test Period have been or are required to be delivered pursuant to Sections 5.1(a) and (b).
Section 7.2    Remedies. If an Event of Default shall occur and be continuing:

(a)    If an Event of Default specified in Section 7.1(e) or (f) shall occur and be continuing, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable.
(b)     If an Event of Default other than those specified in Section 7.1(e) or (f) shall occur and be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Gannett, declare Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Gannett, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, Gannett shall as soon as practicable thereafter, but in no event later than one Business Day thereafter, deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of Gannett hereunder. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of Gannett hereunder shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to Gannett (or such other Person as may be lawfully entitled thereto).
(c)    Except as expressly provided above in this Article, presentment, demand, protest and all other notices of any kind are hereby expressly waived by Gannett.
(d)    Any Lender giving any notice to Gannett under this Article VII shall simultaneously give like notice to the Administrative Agent.
ARTICLE VIII
The Administrative Agent
Section 8.1    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
Section 8.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in‑fact selected by it with reasonable care.
Section 8.3    Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys‑in‑fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
Section 8.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Gannett and the Guarantors), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any promissory note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
Section 8.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or Gannett referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
Section 8.6    Non‑Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys‑in‑fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or affiliates.

Section 8.7    Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by Gannett and without limiting the obligation of Gannett to do so), ratably according to their respective Aggregate Commitment Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
Section 8.8    Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
Section 8.9    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 15 Business Days’ notice to the Lenders and Gannett. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then (a) so long as an Event of Default under Section 7.1(a), 7.1(e) or 7.1(f) with respect to Gannett shall not have occurred and be continuing, Gannett shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Required Lenders (which approval shall not be unreasonably withheld, conditioned or delayed) and (b) if an Event of Default under Section 7.1(a), 7.1(e) or 7.1(f) with respect to Gannett shall have occurred and be continuing, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 15 Business Days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
Section 8.10    Syndication Agents and Issuing Lender. Notwithstanding any provision to the contrary elsewhere in this Agreement, (i) the Syndication Agents shall not have any duties or responsibilities hereunder or under the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or under any other Loan Document or otherwise exist against the Syndication Agents and (ii) the Issuing Lender shall be entitled to the benefits of Article VIII in its capacity as an Issuing Lender.
Section 8.11    Joint Lead Arrangers The rights, privileges, protections, immunities and benefits given to the Administrative Agent, including without limitation its right to be indemnified, are extended to, and shall be enforceable by each of J.P. Morgan Securities LLC and Citigroup Global Markets Inc., solely in its capacity as a Joint Lead Arranger in connection with the Amendment and Restatement, on an equivalent basis, as applicable, as the Administrative Agent.
ARTICLE IX
Miscellaneous
Section 9.1    Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Documents may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 or extend or increase the Commitment of any Lender, in each case without the written consent of such Lender; (iii) reduce any percentage specified in the definitions of Required Lenders or Majority Facility Lenders, consent to the assignment or transfer by Gannett of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Article VIII without the written consent of the Administrative Agent and any other Agent affected thereby; (v) amend, modify or waive any provision of Section 2.13(a) or (b) without the written consent of each Lender directly affected thereby; or (vi) amend, modify or waive any provision of Section 2.20 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding on Gannett, the other Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, Gannett, the other Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
For the avoidance of doubt, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and Gannett (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
Notwithstanding anything to the contrary contained in this Section 9.1, the defined term “2018 Extended Termination Date” may be amended to a date beyond August 5, 2018, with the consent of (i) each 2018 Extending Lender willing to extend its Five-Year Commitments to such later date, (ii) the Administrative Agent and (iii) the Issuing Lender.
Section 9.2    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Gannett, the Administrative Agent or the Issuing Lender, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Gannett:	7950 Jones Branch Drive McLean, VA 22107

Attention: Vice President & Treasurer
Telecopy: 703-854-2047
Telephone: 703-854-6248

The Administrative Agent:	JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, Ops 2
Newark, DE 19713
Attention: Dimple Patel
Phone: 302-634-4154
Fax: 302-634-3301

The Issuing Lender:	JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, Ops 2
Newark, DE 19713
Attention: Dimple Patel
Phone: 302-634-4154
Fax: 302-634-3301

; provided that any notice, request or demand to or upon the Administrative Agent, the Issuing Lender or the Lenders shall not be effective until received.
Section 9.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Section 9.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
Section 9.5    Payment of Expenses and Taxes. (a) Gannett agrees (i) to pay or reimburse the Administrative Agent for all its reasonable out‑of‑pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to Gannett prior to the Amendment and Restatement Effective Date (in the case of amounts to be paid on the Amendment and Restatement Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (ii) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, and (iii) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under this Agreement or any other Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that Gannett shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section 9.5(a) shall be payable not later than 10 days after written demand therefor.
(b)    Notwithstanding anything to the contrary in Section 9.5(a), (i) Gannett shall have no such obligation for costs and expenses if Gannett prevails or successfully defeats any enforcement or collection proceedings; and (ii) if, by final adjudication in any proceeding not involving Gannett’s bankruptcy, reorganization or insolvency, the Lenders receive less relief than claimed, Gannett’s obligation for costs and expenses shall be limited proportionately to the relief granted to the Lenders.
(c)    Gannett agrees to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and any such other documents.
(d)    If Gannett is required to commence proceedings against any Lender to enforce its Commitment, the Lender will pay Gannett’s reasonable costs and expenses (including attorneys’ fees) if Gannett succeeds, or a share of such reasonable costs and expenses proportionate to Gannett’s recovery if Gannett is only partially successful.
(e)    The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.
Section 9.6    Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of Gannett, the Lenders, the Administrative Agent, the Issuing Lender, all future holders of the Loans and Letters of Credit and their respective successors and assigns, except that Gannett may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.
(b)    Any Lender other than any Conduit Lender may, without the consent of Gannett or the Administrative Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement, and Gannett, the Administrative Agent and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by Gannett therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. Gannett agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if it were a Lender hereunder. Gannett also agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.15(d) (it being understood that the documentation required under Section 2.15(d) shall be delivered to the participating Lender)) with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.15, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Gannett, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(c)    Any Lender other than any Conduit Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Lender or, with the consent of Gannett, the Administrative Agent and the Issuing Lender; provided, however, that no consent of the Issuing Lender shall be required for an assignment of all or any portion of a Term Loan (which, in each case, shall not be unreasonably withheld, delayed or conditioned; it being understood that (i) the Administrative Agent and each Lender effecting an assignment to any Person other than a Lender should notify Gannett as promptly as possible of any request for assignment and Gannett, in turn, should promptly consider such request for assignment; and (ii) Gannett's consent shall not be considered to be unreasonably withheld, delayed or conditioned if Gannett withholds, delays or conditions its consent because, among other factors, it is concerned about a potential Assignee's capital adequacy, liquidity or ability to perform its obligations under this Agreement), to any Lender Affiliate, an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that, unless otherwise agreed by Gannett and the Administrative Agent, no such assignment to an Assignee (other than any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $10,000,000, in each case except in the case of an assignment of all of a Lender’s interests under this Agreement. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section 9.6, the consent of Gannett shall not be required for any assignment that occurs when an Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of Gannett or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 9.6(c).
(d)    The Administrative Agent shall, on behalf of Gannett, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount (and stated interest) of the Loans owing to, each

Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Gannett, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any promissory notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a promissory note, shall be effective only upon appropriate entries with respect thereto being made in the Register. Any assignment or transfer of all or part of a Loan evidenced by a promissory note shall be registered on the Register only upon surrender for registration of assignment or transfer of the promissory note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new promissory notes shall be issued to the designated Assignee.
(e)    Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 9.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an Assignee which is a Lender Affiliate of the relevant Assignor), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.
(f)    For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to secure obligations to a Federal Reserve Bank in accordance with applicable law; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Gannett, upon receipt of written notice from the relevant Lender, agrees to issue a promissory note to any Lender requiring such a note to facilitate transactions of the type described in paragraph (f) above.
(h)    Each of Gannett, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender.
Section 9.7    Adjustments; Set‑off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 7.2, receive any payment of all or part of the obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set‑off, pursuant to events or proceedings of the nature referred to in Section

7.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Gannett, any such notice being expressly waived by Gannett to the extent permitted by applicable law, upon any amount becoming due and payable by Gannett hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Gannett, as the case may be. Each Lender agrees promptly to notify Gannett and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 9.8    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with Gannett and the Administrative Agent.
Section 9.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 9.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of Gannett, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
Section 9.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9.12    Submission To Jurisdiction; Waivers. Gannett hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Gannett at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.
Section 9.13    Acknowledgements. Gannett hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement;
(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Gannett arising out of or in connection with this Agreement, and the relationship between Administrative Agent and Lenders, on one hand, and Gannett, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Gannett and the Lenders.
Section 9.14    WAIVERS OF JURY TRIAL. GANNETT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
Section 9.15    Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by Gannett pursuant to this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any

Lender Affiliate subject to this Section 9.15, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any hedge agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, provided that such Persons to whom disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, (d) upon the request or demand of any Governmental Authority or in response to any order of any court or other Governmental Authority, upon prior written notice to Gannett to the extent reasonably practicable, (e) to the extent required by any Requirement of Law (other than as provided in clause (d) above) or in connection with any litigation or similar proceeding, provided that Gannett shall be promptly notified, to the extent reasonably practicable, prior to any such disclosure so that Gannett may contest such disclosure or seek confidential treatment thereof, (f) that has been publicly disclosed, (g) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (h) in connection with the exercise of any remedy hereunder.
Section 9.16    USA PATRIOT Act. Each Lender hereby notifies Gannett that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Gannett, which information includes the name and address of Gannett and other information that will allow such Lender to identify Gannett in accordance with the Act.

EXHIBIT D-1

FORM OF
NEW LENDER SUPPLEMENT

SUPPLEMENT, dated [__________], to the Amended and Restated Competitive Advance and Revolving Credit Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of August 5, 2013, among Gannett, the the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and other parties party thereto, is made by and between Gannett, the Administrative Agent, and the Lender party hereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
W I T N E S S E T H:

WHEREAS, the Credit Agreement provides in Section 2.1(e) thereof that any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of Gannett and the Administrative Agent (which consent shall not be unreasonably withheld) in connection with a transaction described in Section 2.21(d) thereof by executing and delivering to Gannett and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and
WHEREAS, the undersigned now desires to become a party to the Credit Agreement;
NOW, THEREFORE, the undersigned hereby agrees as follows:
1.The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this Supplement is accepted by Gannett and the Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with [an Incremental Loan] [an Incremental Facility] of $____________________.
2.The undersigned (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (iv) if it is a Non-U.S. Lender, attached to this Supplement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the undersigned, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

3.The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:
__________________________________
__________________________________
__________________________________

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[NAME OF LENDER]

By:______________________________
Name:
Title:
Accepted this ____ day of ____________, 2013:

GANNETT CO., INC.

By:______________________________
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:______________________________
Name:
Title:

EXHIBIT D-2
FORM OF
INCREASED FACILITY ACTIVATION NOTICE—INCREMENTAL TERM LOANS

To:    JPMorgan Chase Bank, N.A.,
as Administrative Agent under the Amended and Restated Credit Agreement referred to below
Reference is made to the Amended and Restated Competitive Advance and Revolving Credit Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of August 5, 2013, among Gannett, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and other parties party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
This notice is an Incremental Facility Activation Notice referred to in Section 2.1(d) of the Credit Agreement and Gannett, and each Lender party hereto hereby notify you that:

1.
Each Lender party hereto agrees to provide commitments and make Incremental Loans under an Incremental Facility in the amount set forth under such Lender’s name on the signature pages hereof under the caption “Incremental Facility Amount”.

2.	The Facility to be [created][increased] is a [term loan facility][revolving credit facility][Term Facility][Five-Year Facility].

3.	The Incremental Facility Closing Date is [●] 201[_]. .

4.	The aggregate principal amount of Incremental Facility contemplated hereby is $[________].

5.
[The Incremental Facility of each Lender party hereto shall mature in [___] consecutive installments, commencing on [●] 201[_], each of which shall be in an amount equal to (i) the percentage which the principal amount of such Lender’s Incremental Facility made on the Incremental Facility Closing Date constitutes of the aggregate principal amount of Incremental Facility made on the Increased Facility Closing Date multiplied by (ii) the amount set forth below opposite such installment:

Installment                    Principal Amount
[Insert installment dates and amounts]]

6.	[The Incremental Facility Maturity Date for the Incremental Facility contemplated hereby is [●] 201[_].]

[7.	The Applicable Margin for the Incremental Facility contemplated hereby is [___]% per annum in the case of Eurocurrency Loans and [__]% per annum in the case of ABR Loans. [INSERT GRID IF APPLICABLE]]

8.	The agreement of each Lender party hereto to make available an Incremental Facility on the Increased Facility Closing Date is subject to the satisfaction of the following conditions precedent:

(a)	The Administrative Agent shall have received this notice, executed and delivered by Gannett and each Lender party hereto.

(b)	In the case of Incremental Loans that are an increase of an existing Facility, such Incremental Loans shall have the same terms as the existing Loans under such Facility in all respects.

(c)
Other than amortization, pricing, fees and the maturity date, each new Incremental Facility (x) shall rank pari passu with the Term Facility and the Five-Year Facility, as applicable, in right of payment, (y) shall have the same terms as the Term Facility or the Five-Year Facility, as applicable, or such terms as are reasonably satisfactory to the Administrative Agent and Gannett, and (z) except as set forth above, shall be treated substantially the same as the existing Term Facility or the Five-Year Facility, as applicable (in each case, including with respect to mandatory and voluntary prepayments)

(d)
After giving effect to the making of the Incremental Facility contemplated hereby on the Increased Facility Closing Date, (i) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties made as of a specific earlier date that shall be true and correct in all material respects as of such date, and (ii) no Default or Event of Default shall have occurred and be continuing.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of [●], 2013.

GANNETT CO., INC.

By:______________________________
Name:
Title:

[●],
as Lender under the Incremental Facility

By:______________________________
Name:
Title:

Incremental Facility Amount
$[________________]

CONSENTED TO: JPMorgan Chase Bank, N.A., as Administrative Agent

By:______________________________
Name:
Title: